EXHIBIT 4(d)
____________________________________________________________________________



                    AMERICAN WATER WORKS COMPANY, INC.


                                    TO


                         FIRST UNION NATIONAL BANK


                                As Trustee


                                 ________


                       THIRD SUPPLEMENTAL INDENTURE

                         Dated as of July 2, 1998

                                 ________


            Providing for the Issuance of Series D Debentures,
                               Due 2001-2004

                                    and

                        Supplementing the Indenture
                       Dated as of November 1, 1977


_____________________________________________________________________________

     THIS THIRD SUPPLEMENTAL INDENTURE, dated as of the second day of July, 1998, made by and between AMERICAN WATER WORKS COMPANY, INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), and FIRST UNION NATIONAL BANK, a corporation duly organized and existing under the laws of the United States of America (hereinafter called the "Trustee"), as Trustee under the Indenture hereinafter mentioned.

     The background of this Third Supplemental Indenture is:

          A. The Company has heretofore duly executed, acknowledged and delivered to The Fidelity Bank (name later changed to First Union
National Bank), as Trustee, a certain Indenture dated as of November 1, 1977 (hereinafter called the "Original Indenture") to provide for the issuance of its Debentures (the "Debentures"), issuable in series and without limit as to aggregate principal amount (except as provided under Article IV of the Original Indenture), and pursuant to which the Company provided for the creation of an initial series of Debentures designated as "8-3/4% Series A Debentures, due November 1, 1997" (herein and in the Original Indenture sometimes called the "Series A Debentures").

          B. The Original Indenture provides that the Debentures may be issued thereunder from time to time and in one or more series, upon conditions fully provided therein, the Debentures in each series to be substantially in the forms therein recited for the Series A Debentures but with such omissions, variations and insertions as are authorized or permitted by the Original Indenture and determined and specified by the Board of Directors of the Company.

          C. Pursuant to the Original Indenture and the first and second supplements thereto, there has been executed, authenticated and issued Debentures in an aggregate principal amount of $171,000,000, $116,000,000 of which are outstanding as of the date of execution hereof by the Company.

          D. The Company, by appropriate resolutions adopted by its Board of Directors, pursuant to the terms of the Original Indenture, has duly determined to create a new series of Debentures to be issued under the Original Indenture, as previously supplemented and as to be supplemented by this Third Supplemental Indenture dated as of July 2, 1998 (hereinafter called the "Third Supplement"), to be designated as "Series D Debentures, due 2001-2004" (hereinafter sometimes called the "Series D Debentures") to be limited to $120,000,000 in aggregate principal amount at any one time outstanding and to be payable as hereinafter provided. The Board of Directors of the Company also has duly determined that the form of the Series D Debentures and the Trustee's Certificate of Authentication and the terms and conditions upon which said Series D Debentures are to be executed, authenticated, issued and delivered are to be as hereinafter set forth.

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
          E. All acts and things necessary to make the Series D Debentures, when executed by the Company and authenticated and delivered by the Trustee as provided in the Original Indenture, as previously supplemented, and in this Third Supplement, the valid, binding and legal obligations of the Company according to their terms, and to constitute these presents a valid indenture and agreement according to its terms, have been done and performed, and the execution of this Third Supplement and the issue hereunder of the Series D Debentures have in all respects been duly authorized; and the Company, in the exercise of the legal right and power vested in it, executes this Third Supplement and proposes to execute, deliver and issue the Series D Debentures.

     NOW, THEREFORE, THIS THIRD SUPPLEMENT WITNESSETH:

     That in order to declare the terms and conditions upon which the Series D Debentures are to be authenticated, issued and delivered, and in consideration of the premises, of the purchase and acceptance of the Series D Debentures by the owners thereof and of the sum of one dollar to it duly paid by the Trustee at the execution of these presents, the receipt whereof is hereby acknowledged, the Company covenants and agrees with the Trustee as follows:

                                 ARTICLE I
                  DESCRIPTION OF THE SERIES D DEBENTURES

     Section 1.01. There shall be a series of Debentures designated as "Series D Debentures, due 2001-2004." The aggregate principal amount of Series D Debentures shall be limited to One Hundred Twenty Million Dollars ($120,000,000); and, except as provided in connection with transfers and exchanges and in Section 2.11 of the Original Indenture, the Company shall not execute and the Trustee shall not authenticate or deliver Series D Debentures in excess of said aggregate principal amount.

     The Series D Debentures shall be issued in four separate tranches which shall be due on the respective dates and shall bear interest at the respective rates as hereinafter set forth:

          Series D Debentures in the aggregate principal amount of $50,000,000 shall be designated as "Tranche A", shall be due July 2, 2001, and shall bear interest at the rate of six and twenty-one hundredths percent (6.21%) per annum, payable semiannually on January 2 and July 2 in each year until the payment of the principal thereof shall become due, and, so far as may be lawful, at the rate of eight and twenty-one hundredths percent (8.21%) per annum on all overdue principal, premium (if any) and interest.

          Series D Debentures in the aggregate principal amount of $10,000,000 shall be designated as "Tranche B", shall be due July 2, 2002, and shall bear interest at the rate of six and twenty-eight hundredths percent (6.28%) per annum, payable semiannually on January 2 and July 2 in each year until the payment of the principal thereof shall become due, and, so far as may be lawful, at the rate of eight and twenty-

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
     eight hundredths percent (8.28%) per annum on all overdue principal, premium (if any) and interest.

          Series D Debentures in the aggregate principal amount of $45,000,000 shall be designated as "Tranche C", shall be due July 2, 2003, and shall bear interest at the rate of six and twenty-eight hundredths percent (6.28%) per annum, payable semiannually on January 2 and July 2 in each year until the payment of the principal thereof shall become due, and, so far as may be lawful, at the rate of eight and twenty-eight hundredths percent (8.28%) per annum on all overdue principal, premium (if any) and interest.

          Series D Debentures in the aggregate principal amount of $15,000,000 shall be designated as "Tranche D", shall be due July 2, 2004, and shall bear interest at the rate of six and thirty-two hundredths percent (6.32%) per annum, payable semiannually on January 2 and July 2 in each year until the payment of the principal thereof shall become due, and, so far as may be lawful, at the rate of eight and thirty-two hundredths percent (8.32%) per annum on all overdue principal, premium (if any) and interest.

     Interest on the Series D Debentures shall be computed on the basis of a 360-day year composed of twelve 30-day months.

     Section 1.02. The definitive Series D Debentures shall be issuable only as fully registered debentures without coupons, in the denomination of $1,000 or any multiple thereof. The Series D Debentures and the Trustee's certificate of authentication to be borne by all Series D Debentures are to be substantially in the form set forth in Exhibit A (which is attached hereto and made a part hereof).

     Section 1.03. The Series D Debentures shall be dated as of such date and shall bear interest from such date as is determined in accordance with
Section 2.05 of the Original Indenture; except that (i) in connection with any original issue of a Series D Debenture, each such Series D Debenture shall be dated as of, and bear interest from, the date of its authentication; (ii) in connection with the exchange, substitution or transfer of any Series D Debenture between the date when the Series D Debenture is first issued hereunder and the first interest payment date for that Series D Debenture, such Series D Debenture shall be dated as of, and shall bear interest from, the date of such first issue; and (iii) so long as there is no existing default in the payment of interest on the outstanding Series D Debentures, any Series D Debenture authenticated between a record date for interest on Series D Debentures and an interest payment date for such series shall be dated as of, and bear interest from, such interest payment date.

     The owner of each Series D Debenture as the same shall appear on the Debenture Register at the close of business on any record date for interest on Series D Debentures shall be entitled to receive interest payable on such Debenture on the next following January 2 or July 2, notwithstanding any cancellation of such Series D Debenture upon any transfer, substitution or exchange thereof (including an exchange effected as an incident to a partial

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redemption thereof) subsequent to such record date and prior to such next following January 2 or July 2, except that, if and to the extent that the Company shall be in default in the payment of interest due on such January 2 or July 2, then the owner of each Series D Debenture on such record date shall have no further right or claim in respect of such defaulted interest solely by reason of ownership of such Series D Debenture on such record date, and payment of any defaulted interest thereafter payable or paid on any Series D Debenture shall be made to the owner of such Series D Debenture on the date established as the record date for payment of such defaulted interest. As used in this Section 1.03, the term record date for interest on Series D Debentures means the December 12 next preceding a January 2 interest payment date or the June 12 next preceding a July 2 interest payment date, as the case may be, or, if such June 12 or December 12 shall be a legal holiday or a day on which banking institutions in the City of Philadelphia, Pennsylvania, are authorized by law to close, the next preceding day which shall not be a legal holiday or a day on which such institutions are so authorized to close; provided that the Company may fix another record date for the payment of interest on the Series D Debentures in accordance with Section 2.13 of the Original Indenture.

     The principal of and premium and interest on the Series D Debentures shall be payable at the principal corporate trust office of the Trustee in the City of Philadelphia, Pennsylvania, in coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts. Checks in payment of each installment of interest on the Series D Debentures will be mailed by the Trustee to each owner of a Series D Debenture at his Registered Address, unless prior to the date when any installment of interest is due such owner shall have given the Trustee written notice for mailing to another address or that he wishes to accept payment at said principal corporate trust office of the Trustee; provided that any other method of transmitting such payment which the Trustee deems appropriate or which has been approved by the Trustee in accordance with Section 2.16 of the Original Indenture may be used. Said principal corporate trust office of the Trustee shall be the office or agency of the Company for the purpose of making transfers and exchanges of the Series D Debentures pursuant to Sections 2.09 and 2.10 of the Original Indenture and where notices, presentations or demands in respect of the Series D Debentures or this Third Supplement may be given or made as provided in Section 6.06 of the Original Indenture.

                                ARTICLE II

                     REDEMPTION OF SERIES D DEBENTURES

     Section 2.01. The Series D Debentures shall be subject to redemption as set forth in the next following sentence upon compliance with the applicable provisions of Section 5.02 of the Original Indenture (except that: (a) notice of such redemption pursuant to Section 5.02.01 of the Original Indenture shall be given at least 30 days but not more than 60 days before the date fixed for redemption; (b) such notice shall be accompanied by an estimate of the Yield Maintenance Premium to be paid upon redemption of the Series D Debentures; (c) an actual calculation of the Yield Maintenance Premium will be sent by overnight courier or facsimile to each owner of the Series D Debentures four days prior to the redemption date along with reasonable detail on the calculation; and (d) the scheduled redemption date for the Series D Debentures shall be a day other than a legal holiday or a day on which banking institutions in the City of Philadelphia, Pennsylvania, are authorized by law to close). The Series D Debentures shall be subject to redemption in whole at any time, or in part in minimum increments of $100,000 from time to time, at the option of the Company upon payment of the principal amount to be redeemed together with accrued interest to the date fixed for redemption, plus the Yield Maintenance Premium determined five business days prior to the date of such redemption; provided that the minimum aggregate amount that may be applied to the redemption of Series D Debentures shall be $100,000.

     "Yield Maintenance Premium" means as to each Series D Debenture (or portion thereof) to be redeemed, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal of the applicable tranche being redeemed and the amount of interest (exclusive of accrued interest to the date of redemption) that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting semi-annually such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Series D Debenture (or portion thereof) of the applicable tranche being redeemed, provided that in no event shall the Yield Maintenance Premium be less than zero.

     "Reinvestment Rate" means the Treasury Rate, plus 40 basis points.
The "Treasury Rate" means the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the fifth business day preceding the date fixed for the redemption of the principal being redeemed, on the display designated as "Page PX1" on the Bloomberg Financial Markets Services Screen (or such other display as may replace Page PX1 on the Bloomberg Financial Markets Services Screen) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Term to Maturity of the principal of the tranche being redeemed as of the redemption date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Remaining Term to Maturity of the principal being redeemed. If no maturity exactly corresponds to such Remaining Term to Maturity of the Series D Debenture of the applicable tranche to be redeemed, yields for the two published maturities most closely corresponding to such Remaining Term to Maturity shall be determined pursuant to the immediately preceding sentence of this paragraph and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month. For purposes of determining the Treasury Rate, the most recent Statistical Release published prior to the date of determination of the premium hereunder shall be used.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Treasury Notes adjusted to constant maturities or,

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
if such statistical release is not published at the time of any determination hereunder, then the Treasury Rate shall be the average of yield quotations for U.S. Government securities of a maturity (rounded to the nearest month) most closely corresponding to the Remaining Term to Maturity of the principal being redeemed received by the Trustee from three New York dealers of recognized standing in such securities.

     "Remaining Term to Maturity" for each tranche of Series D Debenture means the number of years (to the nearest 1/12) from the date of determination to the original maturity date for such tranche of Series D Debentures to be redeemed.

     Section 2.02. Notwithstanding any contrary provision of this Third Supplement, the Company will not purchase any of the Series D Debentures unless it shall have mailed to the owners of all such Series D Debentures, at least 15 days before any such purchase, offers to purchase their Series D Debentures pro rata upon the same terms and conditions as the proposed purchase. Such offer shall state the principal amount of such Series D Debentures which the Company will purchase. If a greater principal amount of such Series D Debentures is made available for purchase than the amount stated in the Company's offer, the Company may, at its option, purchase all such Series D Debentures made available for purchase or purchase from each owner who shall have accepted the Company's offer the same proportion of Series D Debentures made available for purchase by such owner as the aggregate principal amount of such Series D Debentures made available for purchase by such owner bears to the aggregate principal amount of all Series D Debentures made available for purchase by all owners. Any purchase of Series D Debentures pursuant to this Section 2.02 shall not be subject to the price limitations contained in Section 5.03 of the Original Indenture.

                                ARTICLE III

                    ADDITIONAL COVENANTS OF THE COMPANY

     Section 3.01. For purposes of Section 6.08.02 of the Original Indenture, the percentage of Series D Debentures entitled to exercise the rights set forth in such Section shall be 10%.

     Section 3.02.  Simultaneously with the giving of notice pursuant to
Section 6.14.01 and 6.14.02 of the Original Indenture, the Company will mail to each owner of the Series D Debentures at such owner's Registered Address a copy thereof; provided that the provisions of this Section 3.02 shall be for the exclusive benefit of the owners of the Series D Debentures.

     Section 3.03. Notwithstanding any contrary provision in Section 7.03 of the Original Indenture, in no event shall the Trustee withhold the notice referred to in such Section from the owners of the Series D Debentures.

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
                                ARTICLE IV

              ISSUE AND AUTHENTICATION OF SERIES D DEBENTURES

     Upon compliance by the Company with the requirements of the Indenture and this Third Supplement for the issuance of additional Debentures, Series D Debentures up to an aggregate principal amount of One Hundred Twenty Million Dollars ($120,000,000) shall forthwith be executed by the Company and delivered to the Trustee from time to time as determined by the Company, and shall be authenticated by the Trustee and delivered in accordance with the Written Order of the Company, and issued hereunder, upon delivery to the Trustee of the Basic Authentication Support Documents.

                                 ARTICLE V

                         MISCELLANEOUS PROVISIONS

     Section 5.01. As supplemented by this Third Supplement, the Original Indenture, as previously supplemented, is in all respects ratified and confirmed, and the Original Indenture, as previously supplemented, and this Third Supplement shall be read as one instrument. All terms used in this Third Supplement shall have the same meaning as in the Original Indenture except where the context clearly indicates otherwise.

     Section 5.02. This Third Supplement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     FIRST UNION NATIONAL BANK hereby accepts the trusts in this Third Supplement declared and provided, upon the terms and conditions in the Original Indenture, as previously supplemented, and this Third Supplement contained.

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     IN WITNESS WHEREOF, AMERICAN WATER ORKS COMPANY, INC. has caused this
Third Supplement to be signed by its President or one of its Vice Presidents, and its corporate seal to be affixed hereunto and the same to be attested by its Secretary or one of its Assistant Secretaries; and FIRST UNION NATIONAL BANK has caused this Third Supplement to be signed and acknowledged by one of its Vice Presidents, and its corporate seal to be affixed hereunto and the same to be attested by its Secretary or one of its Assistant Secretaries, all as of the day and year first written above.

                                      AMERICAN WATER WORKS COMPANY, INC.



                                      By:  J. James Barr
                                      President and Chief Executive Officer

Attest:



W. Timothy Pohl
Secretary



                                      FIRST UNION NATIONAL BANK



                                      By:   John H. Clapham
                                            Vice President

Attest:


Ralph E. Jones
Authorized Officer

                                 EXHIBIT A

                       [FORM OF SERIES D DEBENTURE]

                    AMERICAN WATER WORKS COMPANY, INC.

                                     [*]

No. RD-___                                                 $_______________

     AMERICAN WATER WORKS COMPANY, INC., a corporation of the State of Delaware (hereinafter called the "Company"), for value received, hereby promises to pay to ______________________________ or registered assigns, on the second day of July, [**] ,at the principal corporate trust office of First Union National Bank, in Philadelphia, Pennsylvania, Trustee under the Indenture hereinafter mentioned, the principal sum of _____________________ ($__________) in coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, and to pay in like coin or currency interest thereon from the date hereinafter indicated at the rate of [***] per annum, payable semi-annually, on January 2 and July 2 in each year until the payment of such principal shall become due, and, so far as may be lawful, at the rate of [****] per annum on all overdue principal, premium (if any) and interest. The interest on this Debenture shall be computed on the basis of a 360-day year composed of twelve 30-day months.

_____________________________________
* $50,000,000 6.21% Series D Debentures, Tranche A, Due July 2, 2001 $10,000,000 6.28% Series D Debentures, Tranche B, Due July 2, 2002 $45,000,000 6.28% Series D Debentures, Tranche C, Due July 2, 2003
                                 and
      $15,000,000 6.32% Series D Debentures, Tranche D, Due July 2, 2004

**    2001, 2002, 2003, 2004 [as applicable]

*** six and twenty-one hundredths percent (6.21%) - Tranche A six and twenty-eight hundredths percent (6.28%) - Tranche B six and twenty-eight hundredths percent (6.28%) - Tranche C six and thirty-two hundredths percent (6.32%) - Tranche D

**** eight and twenty-one hundredths percent (8.21%) - Tranche A eight and twenty-eight hundredths percent (8.28%) - Tranche B eight and twenty-eight hundredths percent (8.28%) - Tranche C eight and thirty-two hundredths percent (8.32%) - Tranche D

     This Debenture shall bear interest from its date. Except as set forth below, this Debenture shall be dated as of the January 2 or July 2 next preceding the date on which this Debenture shall have been authenticated; but, if such date of authentication is a date prior to January 2, 1999 this Debenture shall be dated as of the date of its authentication; or if such authentication date is a January 2 or July 2 to which interest has been paid, this Debenture shall be dated as of such January 2 or July 2; or, if at the time of the authentication of this Debenture interest is in default on outstanding Debentures, this Debenture shall be dated as of the January 2 or July 2 to which interest has previously been paid in full or made available for payment in full on outstanding Debentures or, if no interest has been paid, from the date from which interest first accrued; provided that (i) if this Debenture is authenticated in connection with an exchange, substitution or transfer of a Debenture on a date prior to January 2, 1999, this Debenture shall be dated as of the date on which the Debenture which is tendered on account of such exchange, substitution or cancellation was first issued under the Indenture; and (ii) if the Company shall establish a record date for interest as hereinbelow provided and so long as there is no existing default in the payment of interest on outstanding Debentures, if this Debenture is authenticated on a date between such record date for interest and the next following January 2 or July 2, this Debenture shall be dated such January 2 or July 2; all as more fully provided in the Indenture.

     The Company may establish a record date for certain purposes and subject to certain conditions as provided in the Indenture, including a record date for the payment of the interest payable on this Debenture on any January 2 or July 2. If a record date has been so established for the payment of such interest, the owner of this Debenture on such record date shall be entitled to receive the interest so payable on this Debenture, unless the Company shall default in the payment of interest due on such date in which case payment shall be made as provided in the Indenture. Subject to its right to fix another record date in accordance with the applicable provisions of the Indenture and unless and until another record date is so fixed, the record date for interest payable on this Debenture on any January 2 or July 2, commencing with the January 2 next following the original issue of the Debentures, shall be on the close of business on the December 12 next preceding such January 2 or the June 12 next preceding such July 2, as the case may be, or, if such June 12 or December 12 shall be a legal holiday or a day on which banking institutions in the City of Philadelphia, Pennsylvania are authorized to close, the next preceding day which shall not be a legal holiday or a day on which such institutions are so authorized to close.

     This Debenture is one of a duly authorized issue of Debentures of the Company designated as its Series D Debentures, due 2001-2004 (herein referred to as the "Debentures"), limited to the aggregate principal amount of One Hundred Twenty Million Dollars ($120,000,000), excluding Debentures issued upon exchanges or transfers or in substitution for lost, stolen, destroyed or mutilated Debentures, all issued and to be issued under an Indenture dated as of November 1, 1977, between the Company and The Fidelity Bank (name later changed to First Union National Bank), as trustee (herein called the "Trustee"), as previously supplemented by a First Supplemental Indenture dated as of December 1, 1989, by a Second Supplemental Indenture dated as of February 1, 1993 and as further supplemented by a Third Supplemental Indenture dated as of July 2, 1998, duly executed and delivered by the Company and the Trustee (herein sometimes together called

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
the "Indenture"). The Debentures and other series of debentures that may be issued under the Indenture as provided therein are all equally and ratably entitled to the benefits of the Indenture. Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the terms and conditions on which other series of debentures may be issued thereunder, the rights of the registered owners of the Debentures and of such other series of debentures, and of the rights, obligations, duties and immunities thereunder of the Trustee, the Company and the registered owners of the Debentures, and the limitations thereof; but neither the foregoing reference to the Indenture nor any provision of this Debenture or of the Indenture or of any indenture supplemental thereto shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay at the stated or accelerated times herein provided, the principal of and the premium (if any) and the interest on this Debenture as herein provided.

     The Debentures are subject to redemption, in whole at any time or in part in minimum increments of $100,000 from time to time, at the option of the Company, upon notice mailed to the owners thereof at least 30 days before the redemption date, all on the conditions and in the manner provided in the Indenture, and upon payment of the principal amount to be redeemed together with accrued interest to the date fixed for redemption. The Debentures may be redeemed upon the terms and conditions set forth in
Section 2.01 of the Third Supplemental Indenture, including in certain cases the payment of a Yield Maintenance Premium.

     If this Debenture, or any part hereof, is called for redemption and payment is duly provided for as specified in the Indenture, interest shall cease to accrue hereon, to the extent of principal amount hereof redeemed, from and after the date fixed for redemption.

     The Company may, at its option, at any time and from time to time (so long as the Company is not in default in the payment of interest on any of the Debentures) purchase Debentures then outstanding in such amounts and at such prices as it shall determine, provided the Company shall have first offered to purchase such amount of Debentures pro rata from all owners of Debentures in the manner and subject to the conditions provided in the Indenture.

     In case an Event of Default (as that term is defined in the Indenture) shall occur and be continuing, the principal of this Debenture may become or be declared due and payable before the stated maturity hereof in the manner and with the effect provided in the Indenture.

     The Debentures are issuable only in fully registered form, without coupons, in denominations of $1,000 and any multiple thereof. Upon surrender thereof at the principal corporate trust office of the Trustee in the City of Philadelphia, Pennsylvania, the Debentures may be exchanged for a like aggregate principal amount of Debentures of authorized denominations, upon payment of the charges and subject to the terms and conditions set forth in the Indenture.

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
     This Debenture is transferable by the registered owner hereof, in person or by attorney duly authorized in writing, on the books of the Company kept for that purpose at the principal corporate trust office of the Trustee in the City of Philadelphia, Pennsylvania, upon surrender and cancellation of this Debenture accompanied by a duly executed written instrument of transfer, and thereupon a new Debenture or Debentures of the same aggregate principal amount and in authorized denominations will be issued to the transferee or transferees in exchange hereof; all upon payment of the charges and subject to the terms and conditions set forth in the Indenture.

     The Company and the Trustee may deem and treat the person in whose name this Debenture is registered on the aforesaid books of the Company kept for that purpose as the absolute owner hereof, whether or not this Debenture shall be overdue, for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary.

     As provided in the Indenture and subject to certain provisions thereof, with the prior consent of the owners of not less than 66-2/3% in aggregate principal amount of all debentures at the time outstanding, the Company and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any indenture supplemental thereto or of modifying in any manner the rights or obligations of the Company or the Trustee or the rights of the owners of the Debentures; provided that (i) no such supplemental indenture shall (A) extend the fixed maturity of any Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the amount or extend the time of any payment to any sinking, amortization, purchase or other analogous fund without, in each case, the consent of the owner of each Debenture so affected, or (B) change the percentage of Debentures, the owners of which are required to consent to any such supplemental indenture without the consent of the owners of all Debentures affected by any such change; and (ii) no such action which would amend, eliminate, modify or otherwise affect in any manner any covenant or agreement of the Company or remedy of the Trustee or any Debenture owner contained in the Indenture or in any indenture supplemental thereto which is expressly stated to be exclusively for the protection or benefit of the owners of one or more but less than all series of debentures may be taken except by the consent of the owners of not less than 66-2/3% in aggregate principal amount of all debentures at the time outstanding and entitled to the protection or benefit of such covenant, agreement or remedy unless a different percentage is provided in the Indenture or any indenture supplemental thereto in respect of such covenant, agreement or remedy.

     No recourse shall be had for any payment of the principal of or the premium (if any) or the interest on this Debenture, or for any claim based hereon or on the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, director or officer, as such, of the Company; all such liability being, by the acceptance hereof and as a condition of and consideration for the issue hereof, released by every owner hereof, as more fully provided in the Indenture.

     This Debenture shall not be valid and shall not become obligatory for any purpose unless and until the certificate of authentication appearing hereon shall have been executed by the Trustee.

     IN WITNESS WHEREOF, AMERICAN WATER WORKS COMPANY, INC. has caused its seal to be hereto affixed or hereon imprinted and attested by its Secretary or one of its Assistant Secretaries, and this Debenture to be executed in its name by its President or one of its Vice Presidents, and this Debenture to be dated ___________________, 19__.

                                        AMERICAN WATER WORKS COMPANY, INC.



[Corporate Seal]                        By_________________________________




Attest:




By____________________________
          Secretary

             [FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION
                          FOR SERIES D DEBENTURES]

                           TRUSTEE'S CERTIFICATE

     This is one of the Series D Debentures, due 2001-2004, described in the within-mentioned Indenture.


                                        FIRST UNION NATIONAL BANK
                                                as Trustee



                                        By_________________________________
                                                 Authorized Officer